Exhibit 99.4

Consent of Proposed Officer

I, Scott Moomaw, hereby consent to the following:

•	to serve as Senior Vice President, Commercial of Liquidia Corporation (the “Company”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 29, 2020, by and among Liquidia Technologies, Inc., RareGen, LLC, the Company, Gemini Merger Sub I, Inc., Gemini Merger Sub II, LLC and PBM RG Holdings, LLC, are consummated;

•	to be named as a proposed officer of the Company in the Registration Statement on Form S-4 filed by the Company on August 4, 2020, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•	to the filing of this consent as an exhibit to the Registration Statement.

Signature:	/s/ Scott Moomaw
Name:	Scott Moomaw
Date:	August 4, 2020